Exhibit 21
Subsidiaries
Avcon Industries, Inc., a Kansas Corporation
Butler National Services, Inc., a Florida Corporation
BCS Design, Inc., a Kansas Corporation
Butler National, Inc., a Nevada Corporation
Butler Temporary Services, Inc., a Missouri Corporation
Butler National Corporation, a Nebraska Corporation, formerly Woodson Avionics, Inc.
Kansas International Inc., a Kansas Corporation
Butler National Service Corporation, a Kansas Corporation
AVT Corporation, a Texas Corporation
Indian Gaming Corporation, a Kansas Corporation